FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is made as of this 30th day of January, 2009, and effective on January 31, 2009, by and among NEXT, INC., a Delaware corporation (the “Borrower”), and DANNY F. COOKE, ROBERT BUDD and CHARLES L. THOMPSON (collectively, the “Guarantors”) on the one hand, and NATIONAL CITY BANK, a banking association organized under the laws of the United States (the “Bank”), on the other hand.

RECITALS:

Each party to this Agreement agrees that the following facts presently exist:

1.

The Borrower is a corporation, incorporated and existing under the laws of the State of Delaware.

2.

The Guarantors are each individuals over the age of eighteen (18) years. Danny F. Cooke is a resident of Hamilton County, Tennessee. Robert Budd is a resident of Forsyth County, Georgia. Charles L. Thompson is a resident of Hamilton County, Tennessee.

3.

The Borrower is indebted to the Bank under a Replacement Promissory Note (Line of Credit) dated November 21, 2007, in the original principal amount of Seven Million Five Hundred Thousand and no/l00 Dollars ($7,500,000.00), as modified and restructured from time to time (“Note I”). As of January 23, 2009, the outstanding principal balance on Note I was $4,529,572.63, excluding accrued and unpaid interest and the Bank’s attorney fees and out of pocket expenses. Interest on Note I continues to accrue based upon the interest rate presently in effect. The principal balance, accrued an unpaid interest, the Bank’s attorney fees and out of pocket expenses, and any other obligations due from the Borrower to the Bank, are referred to as the “Indebtedness”

4.

Repayment of the Indebtedness is secured by, without limitation, the following:

(a)

A first position perfected security interest in the Borrower’s inventory, accounts, equipment, instruments, chattel paper and general intangibles which may be now owned or hereafter acquired, wherever located, and all proceeds thereof in whatever form they may take (the “Personal Property Collateral”), as more specifically described in an Amended and Restated Security Agreement dated April 15, 2004 (the “Security Agreement”);

(b)

The unconditional, limited guaranty of Cooke as more specifically described in two (2) Commercial Guaranties, of which is dated October 20, 2004 and one (1) of which is dated January 31, 2007 (collectively the “Cooke Guaranties”);

(c)

The unconditional, limited guaranty of Budd as more specifically described in a Commercial Guaranty dated January 31, 2007 (the “Budd Guaranty”);

(d)

The unconditional, limited guaranty of Thompson as more specifically described in an Unconditional Limited Commercial Guaranty dated October 31, 2006 (the “Thompson Guaranty”);

(e)

An Amended and Restated Real Estate Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated April 19, 2004 (the “Mortgage”), executed by Blue Sky Graphics, Inc., which encumbers real estate located at 1295 Vernon Street, Wabash, Indiana 46992 (the “Real Estate”). The Mortgage was recorded in the Office of the Wabash County, Indiana Recorder on April 19, 2004, as Document No. 2004R378624; and

(f)

A Deposit Account Control Agreement, a Lock Box Agreement and Lock Box and Blocked Account Agreement all dated April 15, 2004 between the Borrower, First Federal Savings Bank of Wabash and the Bank (hereinafter collectively referred to as the “Lock Box Agreements”).

The Documents described in this paragraph are sometimes collectively referred to as the “Loan Documents.” Other documents or agreements that describe, secure or guarantee repayment of the indebtedness, may exist but are not specifically restated in this Forbearance Agreement. The Bank does not waive any rights or remedies provided for in those documents, except as specifically provided for in this Agreement, and Borrower and Guarantors affirm their inclusion as Loan Documents and their enforceability.

5.

Note I and Loan Documents are due in full on January 31, 2009, at which time, all of the Indebtedness is due and payable in full. Additionally, some or all of the Borrower’s covenants as described in the Loan Documents may be in default. The Borrower and Guarantors have requested that the Bank forbear from exercising its rights and remedies under Note I and Loan Documents, and further forbear from taking any affirmative action to collect the Indebtedness. The Bank has agreed to such forbearance subject to the following terms, conditions and requirements.

NOW, THEREFORE, in consideration of the premises, the Bank, Borrower and each of the Guarantors, agree as follows:

1.

Recitals. The Parties do hereby agree that the Recital Paragraphs set forth above are true, accurate and correct and that such Recital Paragraphs are incorporated into this Agreement by reference.

2.

Acknowledgment Regarding Indebtedness. The Borrower and Guarantors acknowledge that the Indebtedness is due and owing without set-off, defense, or counterclaim and that Note I and Loan Documents are legal, valid and binding obligations enforceable in accordance with their respective terms.

3.

Forbearance. The Bank, Borrower and Guarantors agree that so long as the Borrower and Guarantors perform all of the Forbearance Conditions (as such term is defined in paragraph 4 below), the Bank will forbear from exercising its rights and remedies under Note I and Loan Documents, and will further forbear from taking any affirmative action, until the earlier of the occurrence of a Termination Event (as defined in paragraph 6 below) or April 30, 2009 (the “Termination Date”). (The period commencing with the date of this Agreement through a Termination Event or the Termination Date shall be hereinafter referred to as the “Term.”). Additionally, the Bank waives any default by the Borrower of the Borrower’s covenants existing at the time of this Agreement, and suspends the Borrower’s covenants during the Term.

4.

Forbearance Conditions. The Borrower and Guarantors agree to perform the following forbearance conditions under the terms of this Agreement (each a “Forbearance

Condition”):

(a)

Borrower and Guarantors agree that the principal sum available to the Borrower under the terms of the Note I is reduced to and shall not exceed Five Million and 00/100 Dollars ($5,000,000.00), and, if necessary, Borrower shall immediately make payments to the Bank to reduce the outstanding Indebtedness to reduce the principal balance accordingly;

(b)

The interest rate for Note I shall be modified as follows:

i)

Commencing February 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 6.00% per annum above the Prime Rate.

ii)

Commencing March 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 8.00% per annum above the Prime Rate.

iii)

Commencing April 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 10.00% per annum above the Prime Rate.

iv)

If the principal balance is not paid in full by April 30, 2009, any unpaid principal shall accrue interest at a rate of 12% per annum above the Prime Rate.

(c)

Borrower shall pay $25,000.00 to the Bank at closing or execution of this

Agreement, and an additional fee of $25,000.00 on April 30, 2009,

provided however, that the second $25,000.00 payment shall be waived if the full principal is paid on or before April 30, 2009.

(d)

Borrower shall pay all of Bank’s out of pocket costs, including its attorney fees and expenses, upon billing or submission of costs to Borrower by Bank.

(e) If, during the Term of this Agreement, a survey or title search of the Real Estate is completed by the Borrower or Guarantors, the Borrower or Guarantors agree to deliver a copy thereof to the Bank.

(f) The Guarantors shall provide the Bank with an updated, personal financial statement at any time throughout the Term of this Agreement upon the Bank’s request, containing such other financial information as the Bank may request from time to time, certified by the Guarantors as truly and accurately reflecting their financial condition.

(g) The Borrower and Guarantors shall provide the Bank with such other financial information as the Bank may reasonably request from time to time throughout the Term of this Agreement.

(h) The Borrower and Guarantors shall pay the entire outstanding balance of the Indebtedness, in full, on or before the Termination Date.

5.

Release. In consideration of the execution of this Agreement, the Borrower and Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, release, acquit and forever discharge the Bank (and any and all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents, employees and attorneys) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower and Guarantors have had, have or have made claim to have against any such part for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

6.

Termination Events. The following shall constitute termination events under this Agreement (each a “Termination Event”):

(a)

Except for the Borrower’s and Guarantors’ failure to pay the full outstanding balances due on Note I, any event of default as defined in Note I and Loan Documents, except to the extent that compliance with the covenants is suspended as provided for in paragraph 3 above; or

(b)

A breach or violation of any term, condition, covenant or agreement of the Borrower and/or Guarantors set forth herein including, but not limited to, failure to perform any Forbearance Condition; or

(c)

Default by the Borrower and/or Guarantors relating to any other indebtedness for borrowed money for which the holder of such indebtedness declares the same due prior to the date fixed for its payment under the terms thereof; or

(d)

The Borrower and/or Guarantors become insolvent or make an assignment for the benefit of creditors; or

(e)

Death of the Guarantors; or

(f)

Bankruptcy, reorganization or liquidation proceedings are instituted against the Borrower and/or Guarantors and, if instituted, are consented to or remain undismissed for thirty (30) days; or

(g)

Any execution, levy, garnishment, summons, or attachment order against the Borrower or Guarantors is served upon the Bank; or

(h)

Any material adverse change occurs after the date this Agreement is executed in the Borrower’s and/or Guarantors’ financial condition or ability to repay the Indebtedness.

7.

Remedies. Upon the occurrence of any Termination Event or at any time thereafter, the Bank or the holder of Note I may declare the Indebtedness to be due and payable, and the Indebtedness shall be immediately due and payable and the Bank shall be entitled to immediately exercise all of its rights and remedies available to it under the Note, Loan Documents, and any and all other documents and agreements between the parties. Furthermore, Borrower and Guarantor agree that Bank may take possession of the Real Estate and the Personal Property Collateral described in the Amended and Restated Security Agreement, and consent to the appointment of a receiver to collect any rents, issues, income or profits or to take any commercially reasonable actions necessary to liquidate the Personal Property Collateral and to apply the proceeds of any disposition to the payment of indebtedness secured hereby during any period of foreclosure and/or redemption. Borrower and Guarantor will indemnify and hold harmless the Bank, its shareholders, directors, officers, employees, agents, and independent contractors, and their respective successors and assigns, from and against any and all liabilities and any and all fees, costs, and expenses arising out of or in connection with any termination or failure to perform or to observe any agreement contained in this Agreement.

8.

Miscellaneous. This Agreement and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein. The substantive laws of the State of Indiana shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

9.

Advice of Counsel. The Borrower and Guarantors acknowledge that they have reviewed this Agreement in its entirety, have consulted such legal, tax or other advisors as they deem appropriate, and understand and agree to each of the provisions of this Agreement, and further acknowledge that they have entered into this Agreement voluntarily.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

BORROWER:

NEXT, INC.

/s/ David O. Cole

David O. Cole, CFO

GUARANTORS:

/s/ Danny F. Cooke

Danny F. Cooke

/s/ Robert Budd

        Robert Budd

_________________

Charles L. Thompson

BANK:

NATIONAL CITY BANK

/s/ Kenneth E. Lust

Kenneth E. Lust, Senior Vice President

STATE OF INDIANA

)SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 30th day of January, 2009, personally appeared David O. Cole, CFO of Next, Inc., who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Debora S. Curless, Notary Public

April 27, 2014

Resident of  Wabash  County, Ind.

STATE OF _________

) SS:

COUNTY OF _____

Before me, the undersigned, a Notary Public in and for said County and State, this ____ day of ___________, 2009, personally appeared Danny F. Cooke, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

_____________________, Notary Public

______________________

Resident of

County,

STATE OF INDIANA

)SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 30th day of January, 2009, personally appeared Robert Budd, who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Debora S. Curless, Notary Public

April 27, 2014

Resident of  Wabash  County, Ind.

STATE OF _________

)SS:

COUNTY OF _____

Before me, the undersigned, a Notary Public in and for said County and State, this ____ day of ___________, 2009, personally appeared Charles L. Thompson, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

_____________________, Notary Public

______________________

Resident of

County,